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                 HOLLYWOOD MEDIA CORP. REPORTS FINANCIAL RESULTS
                          FOR THE THIRD QUARTER OF 2004

         - GROWTH IN DATA BUSINESS DRIVES INCREASE IN TOTAL REVENUES -

(Boca Raton, FL - November 15, 2004) - Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced financial results for the third quarter and nine-month period ended September 30, 2004.

FINANCIAL RESULTS

Net revenues for the quarter ended September 30, 2004 increased 8.5 percent, to $15.1 million from $13.9 million for the same period of 2003. Total operating expenses increased 13.6 percent to $18.1 million, compared to expenses of $15.9 million for the third quarter of 2003. This increase included operating expenses related to Studio Systems (which the Company acquired on July 1, 2004), a significant portion of which are expected to be eliminated by the end of the fourth quarter of 2004, as well as hiring costs of additional personnel for Broadway Tickets in preparation for the holiday season. The net loss for the third quarter was $4.8 million, or $0.17 per share, compared with a net loss of $2.3 million, or $0.11 per share, for the third quarter of 2003. The net loss for the third quarter of 2004 was adversely impacted by $2.7 million in charges, which consisted of $1.8 million of non-cash charges which related both to the early conversion of $4.7 million of $5.7 million of our outstanding debentures into common stock of the Company during the third quarter of 2004 and other non-cash expenses relating to all of the debentures, approximately $0.6 million in accounting and consulting fees relating to compliance under Sarbanes-Oxley, and approximately $0.3 million related to the settlement of previously disclosed litigation involving a lease. We note that approximately $1.3 million of the $1.8 million debenture-related charges taken during the third quarter would have been amortized over the remaining life of the debentures (through May 22, 2005), had the holders of the debentures not converted early. The weighted average number of shares outstanding for the three months ended September 30, 2004 was 28,336,820 shares as compared to 20,798,722 shares in the comparable 2003 period.

For the nine-month period ended September 30, 2004, total revenues increased to $49.3 million, an 8.0 percent increase from the $45.6 million reported for the first nine months of 2003. Operating expenses increased to $55.5 million versus $51.7 million for the first nine months of last year, including an 8.6 percent increase in ticketing-related expenses, and a 12.5 percent increase in selling, general and administrative expenses. The Company reported a net loss of $7.7 million, or $0.28 per share, which net loss included the $2.7 million in third quarter charges described above, compared to a net loss for the corresponding period in 2003 of $6.6 million, or $0.32 per share. The weighted average number of shares outstanding for the nine months ended September 30, 2004 was 26,989,284 shares as compared to 20,607,249 shares in the comparable 2003 period.

"Traditionally the third quarter is a seasonally slow quarter, with the fourth quarter being a traditionally strong quarter. We are anticipating a stronger than usual fourth quarter based on momentum in ticket sales and the sales pipeline in our Data Business," commented Mitchell Rubenstein, Chief Executive Officer of Hollywood Media Corp. "Our ticketing business through the first six weeks of the fourth quarter is running at a record pace, with current results being impacted by favorable trends in not only ticketing, but also by gift certificates and hotel room sales, all of which have benefited from the recent redesign of the Broadway.com website. We are already finding efficiencies from our acquisition of Studio Systems and we anticipate signing a number of new contracts with customers of our Data Business during the fourth quarter. We anticipate cost efficiencies, including the elimination of approximately $2 million in annualized costs, from the integration of Studio Systems into our Baseline unit beginning in the first quarter of 2005."

HOLLYWOOD MEDIA CORP. REPORTS 2004 THIRD QUARTER RESULTS
Page 2

SEGMENT RESULTS

BROADWAY TICKETING:
Broadway Ticketing revenue during the third quarter of 2004 was $11.7 million, a 5.9 percent increase from the $11.0 million reported in the third quarter of 2003. Sales were negatively impacted by the GOP Convention in New York during that period, which affected two weekends, as higher security hampered local residents from attending the Theater and convention visitors did not attend Broadway productions as much as anticipated. Despite the impact of the GOP convention, sales still increased for the quarter due to strong sales on Broadway.com during the period of the quarter excluding the GOP convention period.

Mr. Rubenstein continued: "The unique impact of the GOP Convention interrupted an otherwise strong quarter. As we move from a traditionally slower quarter into a traditionally stronger quarter, we are well positioned for ongoing growth. We reported significant increases in the number of hotel rooms sold year over year, validating our packaging strategy, and we expect the revenue from hotel bookings to provide a meaningful contribution to profitability."

DATA BUSINESS
The Data Business segment contributed revenue of $2.4 million during the three-month period ended September 30, 2004, a 37.4 percent increase from the $1.7 million reported during the same period last year, primarily attributable to the acquisition of Studio Systems, which occurred in the third quarter of 2004.

"The integration of Studio Systems is proceeding on track and is expected to be completed in the current quarter. The increased size and scale of our Data Business division has contributed to the overall sales pipeline of potential customers for that division," Mr. Rubenstein commented. "We are pursuing several significant opportunities which have the potential to substantially increase revenue. This division operates at relatively low levels of fixed expenses, and further growth should substantially boost the profit margins, validating the strategy behind the acquisition and demonstrating the operating leverage this division now possesses as it can provide a larger array of information and services to a broader customer base."

INTELLECTUAL PROPERTY
The Company's Intellectual Property division reported revenues of $0.6 million during the third quarter of 2004, an increase of 11.7 percent from the $0.5 million reported for the third quarter of 2003. The increase in revenues was attributable to the timing of the delivery of manuscripts resulting in more manuscripts delivered in the three months ended September 30, 2004 versus the same period in 2003.

INTERNET ADVERTISING SALES
The Internet Advertising Sales division reported $0.5 million in sales during the third quarter of 2004, a 25.9 percent decrease from the $0.7 million reported for the third quarter of last year. The decrease is attributable in part to a soft movie box office in the third quarter of 2004 as compared to the third quarter of 2003, and the related reduction in movie studio advertising. In an effort to increase revenue from this division, the Company has completed phase one of a redesign of the Hollywood.com website and hired a new Vice President of advertising sales from Cox Interactive. The Company has also hired several new experienced sales personnel and created a pipeline of new ad sales accounts, providing increased optimism for the fourth quarter and beyond.

HOLLYWOOD.COM TV

"Our MSO network expanded the reach of Hollywood.com Television to several new geographic areas," Mr. Rubenstein commented. "We continue to anticipate reaching the 10 million subscriber threshold, a significant milestone, by the middle of 2005. In preparation, we are planning the initial stages of our national advertising sales program during the first quarter of 2005, with a focus on the New York Metro market during the first half of 2005 and ramping up to other geographic areas during the balance of the year."

HOLLYWOOD MEDIA CORP. REPORTS 2004 THIRD QUARTER RESULTS
Page 3


TELECONFERENCE INFORMATION
As previously announced, management will host a teleconference to discuss the Company's third quarter 2004 financial results. The conference call is scheduled for Monday, November 15, 2004 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 800-231-5571 if calling within the United States or 973-582-2703 if calling internationally, approximately five minutes prior to the start of the call. The teleconference will also be available via live webcast on the investor relations portion of the Company's website, located at http://www.hollywood.com/about_us/. Following prepared remarks, management will take questions from the audience via phone and e-mail. To ask a question via e-mail, please send your questions to questions@exec.hollywood.com in advance of, or during, the live call.
If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through November 22, 2004 and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), passcode 5384717. A replay of the teleconference and a copy of this press release will also be archived for a longer period on the investor relations portion of the Company's web site.

ABOUT HOLLYWOOD MEDIA CORP.
Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, ExhibitorAds and Baseline/StudioSystems. The Company's Broadway Tickets business includes Broadway.com, 1-800-Broadway and Theatre Direct International. These services supply thousands of media outlets with specific information on entertainment events, such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates the cable television network, Hollywood.com Television.


                           [FINANCIAL TABLES ATTACHED]

Statements in this press release may be "forward-looking statements" within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues and cost efficiencies, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.'s filings with the Securities and Exchange Commission including our Form 10-K for 2003. Such forward-looking statements speak only as of the date on which they are made.

Contact:
Matthew Hayden
Hayden Communications, Inc.
matt@haydenir.com
858-456-4533

                     HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                     September 30,      December 31,
                                                                                          2004             2003
                                                                                     -------------     -------------
                                                                                      (Unaudited)
                                                      ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                       $   3,796,668     $   1,867,999
     Receivables, net                                                                    1,313,950         1,496,934
     Inventories, net                                                                    7,822,598         5,770,289
     Prepaid expenses                                                                    1,279,282           941,966
     Other receivables                                                                   1,114,564           654,141
     Other current assets                                                                  152,854            10,296
     Deferred advertising - CBS                                                               --              38,807
                                                                                     -------------     -------------
     Total current assets                                                               15,479,916        10,780,432

RESTRICTED CASH                                                                            782,500           850,000
ACQUISITION ESCROW                                                                         920,000              --
PROPERTY AND EQUIPMENT, net                                                              2,348,095         2,236,906
INVESTMENTS IN AND ADVANCES TO EQUITY METHOD INVESTEES                                     423,249           164,205
IDENTIFIABLE INTANGIBLE ASSETS, net                                                      1,379,798         1,603,985
GOODWILL                                                                                45,081,539        40,813,682
OTHER ASSETS                                                                               284,851           431,811
                                                                                     -------------     -------------
TOTAL ASSETS                                                                         $  66,699,948     $  56,881,021
                                                                                     =============     =============

                                          LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                                $   1,988,600     $   2,201,431
     Accrued expenses and other                                                          3,868,554         5,178,467
     Loan from shareholder/officer                                                         200,000           600,000
     Deferred revenue                                                                    9,436,149         9,063,317
     Current portion of capital lease obligations                                          198,971           227,538
                                                                                     -------------     -------------
     Total current liabilities                                                          15,692,274        17,270,753

CAPITAL LEASE OBLIGATIONS, less current portion                                            147,043           178,790
DEFERRED REVENUE, less current portion                                                     251,687           193,063
MINORITY INTEREST                                                                           40,131            21,895
OTHER DEFERRED LIABILITY                                                                   103,694           903,192
CONVERTIBLE DEBENTURES, NET                                                                763,708         4,027,629

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Preferred Stock at par value                                                            --                --
     Common stock at par value                                                             306,988           218,103
     Additional paid-in capital                                                        304,534,594       279,087,772
     Deferred compensation                                                              (2,600,000)         (162,500)
     Accumulated deficit                                                              (252,540,171)     (244,857,676)
                                                                                     -------------     -------------
     Total shareholders' equity                                                         49,701,411        34,285,699
                                                                                     -------------     -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $  66,699,948     $  56,881,021
                                                                                     =============     =============

                     HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                       Nine Months Ended September 30,  Three Months Ended September 30,
                                                       -------------------------------  --------------------------------
                                                            2004             2003             2004             2003
                                                        ------------     ------------     ------------     ------------
                                                                         (As Restated,                    (As Restated,
                                                                          See Note 2)                      See Note 2)
NET REVENUES:
    Ticketing                                           $ 39,604,332     $ 36,525,556     $ 11,654,166     $ 11,002,268
    Other                                                  9,667,525        9,084,221        3,448,661        2,923,642
                                                        ------------     ------------     ------------     ------------
        Total revenues                                    49,271,857       45,609,777       15,102,827       13,925,910


OPERATING EXPENSES:
        Cost of revenues - ticketing                      34,350,187       31,629,607       10,197,864        9,133,834
        Editorial, production, development and
          technology (exclusive of depreciation and
          amortization shown separately below)             3,868,219        3,758,000        1,363,292        1,320,286
        Selling, general and administrative               15,593,379       13,861,932        5,977,937        4,794,737
        Amortization of CBS advertising                       38,807          609,193             --            102,464
        Depreciation and amortization                      1,604,614        1,839,801          562,263          585,408
                                                        ------------     ------------     ------------     ------------

        Total operating expenses                          55,455,206       51,698,533       18,101,356       15,936,729

        Operating loss                                    (6,183,349)      (6,088,756)      (2,998,529)      (2,010,819)

EQUITY  IN EARNINGS (LOSSES) OF INVESTEES                    557,713        1,035,605          (30,373)         229,479

OTHER INCOME (EXPENSE):
    Interest, net                                         (2,548,460)      (1,037,003)      (1,762,959)        (372,963)
    Other, net                                               786,851         (108,165)          59,178         (117,059)
                                                        ------------     ------------     ------------     ------------

         Loss before minority interest                    (7,387,245)      (6,198,319)      (4,732,683)      (2,271,362)

MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES               (295,250)        (449,689)         (59,258)         (50,101)
                                                        ------------     ------------     ------------     ------------

         Net loss                                       $ (7,682,495)    $ (6,648,008)    $ (4,791,941)    $ (2,321,463)
                                                        ============     ============     ============     ============


Basic and diluted loss per common share                 $      (0.28)    $      (0.32)    $      (0.17)    $      (0.11)
                                                        ============     ============     ============     ============

Weighted average common and common equivalent shares
   outstanding - basic and diluted                        26,989,284       20,607,249       28,336,820       20,798,722
                                                        ============     ============     ============     ============